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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 5

ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(h) of the Investment Company Act of 1940

☐	Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
☐	Form 3 Holdings Reported
☐	Form 4 Transactions Reported

1.	Name and Address of Reporting Person*	2.	Issuer Name and Ticker or Trading Symbol				3.	I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
	Hunter, Mary D. (Last) (First) (Middle)		American Healthways, Inc. (AMHC)

	C/O American Healthways, Inc. 3841 Green Hills Village Drive	4.	Statement for Month/Year				5.	If Amendment, Date of Original (Month/Year)
			August 2002
	(Street)	6.	Relationship of Reporting Person(s) to Issuer (Check All Applicable)				7.	Individual or Joint/Group Reporting (Check Applicable Line)
	Nashville, TN 37215 (City) (State) (Zip)		☐	Director	☐	10% Owner		☒ Form filed by One Reporting Person
			☒	Officer (give title below)				☐ Form filed by More than One Reporting Person
			☐	Other (specify below)
				Executive Vice President and Chief Operating Officer - Hospital Group

*	If the form is filed by more than one reporting person, see instruction 4(b)(v).

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	2A.	Deemed Execution Date, if any (Month/Day/Year)	3.	Transaction Code (Instr. 8)	4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at the End of Issuer's Fiscal Year (Instr. 3 and 4)	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)

									Amount	(A) or (D)	Price

	Common Stock												1,684		I		Held in 401(k) Plan

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)	2.	Conversion or Exercise Price of Derivative Security	3.	Transaction Date (Month/Day/Year)	3A.	Deemed Execution Date, if any (Month/Day/Year)	4.	Transaction Code (Instr. 8)	5.	Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

											(A)	(D)

	Option to Buy		$3.04

	Option to Buy		$5.50

	Option to Buy		$3.27

	Option to Buy		$3.15

	Option to Buy		$4.95

	Option to Buy		$4.13

	Option to Buy		$2.71

	Option to Buy		$3.77

	Option to Buy		$3.77

	Option to Buy		$23.15

	Option to Buy		$14.48		8/27/02				A		20,000

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned — Continued (e.g., puts, calls, warrants, options, convertible securities)

6.	Date Exercisable and Expiration Date (Month/Day/Year)		7.	Title and Amount of Underlying Securities (Instr. 3 and 4)		8.	Price of Derivative Security (Instr. 5)	9.	Number of Derivative Securities Beneficially Owned at End of Year (Instr. 4)	10.	Ownership of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11.	Nature of Indirect Beneficial Ownership (Instr. 4)

	Date Exercisable	Expiration Date		Title	Amount or Number of Shares

	5/23/00	5/23/06		Common Stock	2,956				2,956		D

	5/23/00	5/23/06		Common Stock	3,044				3,044		D

	6/1/01	6/1/07		Common Stock	6,750				6,750		D

	9/30/01	9/30/07		Common Stock	6,750				6,750		D

	*	9/29/08		Common Stock	6,750				6,750		D

	**	11/12/09		Common Stock	11,250				11,250		D

	***	6/23/10		Common Stock	6,000				6,000		D

	****	9/1/10		Common Stock	30,000				30,000		D

	*****	9/29/10		Common Stock	7,500				7,500		D

	******	10/8/11		Common Stock	15,000				15,000		D

	*******	8/27/12		Common Stock	20,000				20,000		D

Explanation of Responses:

Note: All amounts have been adjusted to reflect a 3.2 stock split distributed on November 23, 2001.

* Option vests 25% per year beginning 09/29/99 and ending 09/29/02.

** Option vests 25% per year beginning 11/12/00 and ending 11/12/03.

*** Option vests 25% per year beginning 06/23/01 and ending 06/23/04.

**** Option vests 25% per year beginning 09/1/01 and ending 09/01/04.

***** Option vests 25% per year beginning 09/29/01 and ending 09/29/04.

****** Option vests 25% per year beginning 10/08/02 and ending 10/08/05.

******* Option vests 25% per year beginning 08/27/03 and ending 08/27/06.

/s/ Mary Hunter	10/09/02
**Signature of Reporting Person	Date

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:	File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.